UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Kadant Inc.

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Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 12, 2010

Dear Stockholder:

I am pleased to invite you to attend the 2010 annual meeting of stockholders of Kadant Inc. The meeting will be held on Tuesday, May 25, 2010, at 2:30 p.m. at the Boston Marriott Burlington located at One Mall Road, Burlington, Massachusetts. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

We make our proxy materials available over the Internet and stockholders will receive a notice describing the Internet availability of our proxy materials. The notice contains instructions for accessing our proxy materials over the Internet or requesting a paper copy of the proxy materials by mail. Our proxy materials include this proxy statement and our 2009 annual report to stockholders, containing our audited financial statements and information about our business.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning your proxy card or voting form.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE

Chairman of the Board

Kadant Inc.

One Technology Park Drive

Westford, MA 01886

April 12, 2010

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2010 annual meeting of stockholders of Kadant Inc. will be held on Tuesday, May 25, 2010, at 2:30 p.m. at the Boston Marriott Burlington located at One Mall Road, Burlington, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.	Election of two directors, constituting the entire class of directors to be elected for a three-year term expiring in the year 2013.

2.	Ratification of the selection of Ernst & Young LLP by the audit committee of our board of directors as the company’s independent registered public accounting firm for the 2010 fiscal year.

3.	Such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is March 31, 2010. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning your proxy card or voting form.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2010 annual meeting of stockholders to be held on Tuesday, May 25, 2010, at 2:30 p.m. at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 12, 2010.

INTERNET AVAILABILITY OF PROXY MATERIALS

Our proxy materials are available over the Internet. You will receive a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and 2009 annual report to stockholders, and submit your proxy. The Notice of Internet Availability also provides information on how to request paper copies of our proxy materials if you prefer. If you have previously requested a paper copy of the proxy materials, you will receive a paper copy of our proxy materials by mail. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials by e-mail unless you elect otherwise.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2010 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals constituting the class of directors to be elected for a three-year term expiring in 2013 and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year.

Voting Securities and Record Date

Only stockholders of record at the close of business on March 31, 2010, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of March 31, 2010, consisted of 12,420,675 shares of our common stock, $.01 par value per share.

Quorum

The holders of a majority of the shares of our common stock that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Shares present in person or represented by proxy (including broker non-votes and shares that abstain, withhold votes or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting. A broker non-vote occurs when a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Monday, May 24, 2010, by following the instructions on the proxy card.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Monday, May 24, 2010, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting by ballot will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the listed nominees for director, for ratification of the selection of our independent registered public accounting firm and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the meeting.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. The election of directors is a non-discretionary voting matter and your broker will be unable to vote on this matter without receiving your instructions. Your broker or other representative will generally provide detailed voting instructions with your proxy material. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required for Approval

The election of directors is determined by a plurality of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors. An instruction to withhold authority to vote for a nominee for director and broker non-votes will have no effect upon the outcome of the vote on the election of directors.

Approval of the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm is determined by a majority of the votes cast by the holders of the shares present or represented by proxy and voting on such matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved the proposal.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one annual report and one proxy statement to that address, unless we have been instructed to the contrary by the stockholders. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of these documents at that address. We will promptly send a separate copy of either document to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 59 Maiden Lane, New York, New York 10038 (telephone: 718-921-8200) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Mr. Jonathan W. Painter and Mr. William A. Rainville for election as directors for the three-year term expiring in 2013. Both nominees are currently members of our board of directors. If either nominee becomes unable to serve as a director, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Our board of directors believes that the election of Mr. Painter and Mr. Rainville as directors is in the best interests of our company and our stockholders and recommends a vote FOR their election.

Information regarding the names, ages, principal occupations and employment during the past five years of each of our nominees and directors is provided below. We have also included information about each director’s specific experience, qualifications, attributes or skills that led the board to conclude that he should serve as a director. Unless we have specifically noted below, no corporation or organization referred to below is a subsidiary or affiliate of ours. There are no family relationships among any of our directors and executive officers. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominees for Director for the Three-Year Term That Will Expire in 2013

Jonathan W. Painter	Mr. Painter, 51, has been our chief executive officer and a member of our board of directors since January 3, 2010. He also has been our president since September 1, 2009. Prior to becoming our president, Mr. Painter had been our executive vice president since 1997, and since 2007 had supervisory responsibility for our stock-preparation and fiber-based products businesses. He also served as president of our composites building products business from 2001 until its sale in 2005. Mr. Painter was our treasurer and the treasurer of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1994 to 1997. Prior to 1994, Mr. Painter held various managerial positions with our company and Thermo. We believe Mr. Painter’s qualifications to serve on our board of directors include his diverse experience in operations, finance and corporate strategy, as well as his role as our chief executive officer.

William A. Rainville	Mr. Rainville, 68, has been chairman of our board of directors since 2001 and a member of our board of directors since 1992. He served as our president through August 31, 2009 and chief executive officer through January 3, 2010, positions he held since our incorporation in 1991. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. Prior to joining Thermo, Mr. Rainville held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper. We believe Mr. Rainville’s qualifications to serve on our board of directors include his decades of experience in the paper industry, including as our chief executive officer for 18 years.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms and until their successors have been elected and qualified or until their earlier resignation, death or removal in accordance with our bylaws.

Directors Whose Term Will Expire in 2011

John M. Albertine	Dr. Albertine, 65, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, an investment bank he founded that provides finance, public policy and legal assistance to clients; since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies; and since 2001 as the managing partner and founder of High Street Capital Management, LLC, a private equity fund. Dr. Albertine served as president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; as executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; and as head of a presidential committee on aviation safety under President Ronald Reagan from 1987 to 1988. Dr. Albertine is also chairman of the board and a director of Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, a director of Intersections Inc., a global provider of consumer and corporate identity risk management services, a trustee and vice-chairman of the Virginia Retirement System, a public pension fund, and a member of the Governor’s Board of Economic Advisors for the State of Virginia. Dr. Albertine also served as a director of Intermagnetics General Corp., Midwest Air Group and Semco Energy, Inc. during the last five years. We believe Dr. Albertine’s qualifications to serve on our board of directors include his knowledge of capital markets and diverse businesses, his service on other public company boards and committees, and his education as an economist.

Thomas C. Leonard	Mr. Leonard, 55, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” Since July 2008, Mr. Leonard has been the senior vice president-finance, treasurer and chief financial officer of Pennichuck Corporation, a publicly traded water utility holding company. From 2006 until June 2008, he was a vice president of CRA International, a consulting firm, where he specialized in forensic accounting. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly traded management consulting firm, from December 2002 to May 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant. Mr. Leonard also served as a director of BayCorp Holdings, Ltd. during the last five years. We believe Mr. Leonard’s qualifications to serve on our board of directors include his expertise on financial and accounting issues.

Directors Whose Term Will Expire in 2012

John K. Allen	Dr. Allen, 57, has been a member of our board of directors since April 2002. Dr. Allen was a partner of West Falmouth Associates, LLC, a business consulting firm specializing in strategy and organizational effectiveness, from August 2004 until his retirement in December 2008. From 2001 to 2004, Dr. Allen was the chairman, president and chief executive officer of Lawrence R. McCoy & Co., Inc., a privately held wholesale distributor of fencing, flooring, specialty building material and industrial wood components. Previously, Dr. Allen was a principal of Allen Associates, a national management consulting practice, and an executive with WPI Group, Inc., a manufacturer of power conversion products, hand-held terminals and computers, and related software products. Dr. Allen is also a director of WICN, a non-profit public radio station. We believe Dr. Allen’s qualifications to serve on our board of directors include his knowledge of operations and organizational acumen.

Francis L. McKone	Mr. McKone, 75, has been a member of our board of directors since March 1998. Mr. McKone was chairman of the board of Albany International Corp., a worldwide supplier of paper machine fabrics, from 1998 until his retirement in 2001. He also served as the chief executive officer of Albany International Corp. from 1993 to 2000 and as its president from 1984 to 1998. Mr. McKone is currently a trustee of the Rensselaer Polytechnic Institute. Mr. McKone also served as a director of Albany International Corp. during the last five years. We believe Mr. McKone’s qualifications to serve on our board of directors include his extensive experience in the paper industry, as well as his proven leadership and knowledge of operations as the former chief executive officer of a large public company.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the 2010 fiscal year. Ernst & Young LLP has served as the company’s independent registered public accounting firm since 2002. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2010 annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year.

Representatives of Ernst & Young LLP are expected to be present at the 2010 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of Ernst & Young LLP as our company’s independent registered public accounting firm for the 2010 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation and nominating and corporate governance committees are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance.” We may also use our web site in the future to make certain disclosures required by the rules of The New York Stock Exchange (NYSE), on which our common stock is listed.

Director Independence

Our board of directors has determined that each of our non-employee directors, Dr. Albertine, Dr. Allen, Mr. Leonard and Mr. McKone, qualifies as an “independent director,” as defined in the listing requirements of the NYSE. Its findings included an affirmative determination that none of our non-employee directors has a material relationship with our company. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if the director is independent and the director:

•

receives, or has a family member that receives, less than $120,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•

is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•

is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•

is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, www.kadant.com.

Our board of directors has determined that all of the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine, Dr. Allen and Mr. McKone, and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the Exchange Act)).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers employee compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Mr. McKone.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Allen (chairman), Dr. Albertine and Mr. McKone.

Attendance at Meetings

In 2009, our board of directors met twelve times, the audit committee met five times, the compensation committee met seven times, and the nominating and corporate governance committee met once. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2009.

Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended the 2009 annual meeting of stockholders.

Board Leadership Structure

Beginning in 2010, we separated the roles of chief executive officer and chairman of the board as part of our succession plan for senior management adopted in 2009. Our chief executive officer is responsible for setting our strategic direction and the day-to-day leadership and performance of our company. Our chairman of the board provides guidance to the chief executive officer and sets the agenda for board meetings and presides over meetings of the full board of directors. Our board believes this leadership structure is appropriate at this time and will provide for continuity in the transition to a new chief executive officer.

In addition, because our chairman is an employee of our company and therefore not considered “independent,” we also regularly schedule executive sessions of our “non-executive” and independent directors without management present. The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors, all of whom are independent directors. Our board recognizes that different leadership structures may be appropriate in the future, depending on the company’s circumstances, and will periodically review its leadership structure as situations change.

Board Role in Risk Oversight

Our board of directors administers its risk oversight function directly and through its audit committee. The board of directors and the audit committee regularly discuss with management, and the company’s independent auditors, our major risk exposures, their potential financial impact on the company, and the steps we take to manage these risks.

In general, management is responsible for the day-to-day management of the risks the company faces, while the board of directors, acting as a whole and through its audit committee, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our board of directors meets regularly with our chief executive officer to discuss strategy and the risks facing our company. Senior management attends the regular quarterly meetings of the board of directors and are available to address questions and concerns raised by the board of directors on risk management-related and other matters.

The audit committee assists the board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. In addition, the audit committee discusses policies with respect to risk assessment and risk management with management, internal audit and the independent auditors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at the company’s annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. These criteria include the candidate’s integrity; business acumen, experience and judgment; knowledge of the company’s business and industry; ability to understand the interests of various constituencies of the company and to act in the interests of all stockholders; potential conflicts of interest; and contribution to diversity on our board of directors. Our criteria specify that the value of diversity on the board of directors should be considered by the committee in the director identification and nomination process. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis prohibited by law.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the committee using the same process and applying substantially the same criteria it follows for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in the company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward certain communications to our board of directors and other matters relating to ordinary business affairs to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web site, www.kadant.com. We intend to satisfy SEC and NYSE disclosure requirements regarding amendments to, or waivers of, our code of business conduct and ethics on our web site.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised solely of independent directors, and none of our officers, former officers or employees serve on the committee. None of our executive officers serve on the board of directors or compensation committee of another company that has as a director or executive officer any of our directors.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, nominees for director, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related person transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, nominees for director, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions since the beginning of our 2009 fiscal year and no such disclosable relationships are currently proposed.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2010, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC;

•	each of our directors and nominees for director;

•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation;” and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Wells Fargo & Company (3)	1,413,807	11.5%
Dimensional Fund Advisors LP (4)	1,152,574	9.3%
Lee Munder Capital Group LLC (5)	825,963	6.6%
BlackRock, Inc. (6)	770,467	6.2%
Royce & Associates LLC (7)	625,400	5.0%
John M. Albertine	2,500	*
John K. Allen	30,355	*
Eric T. Langevin	18,943	*
Thomas C. Leonard	23,750	*
Francis L. McKone	36,579	*
Thomas M. O’Brien	30,836	*
Jonathan W. Painter	35,827	*
Jeffrey L. Powell	0	*
William A. Rainville	178,807	1.4%
Edward J. Sindoni	34,847	*
All directors and current executive officers as a group (11 persons)	392,011	3.2%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares underlying restricted stock units that will vest within 60 days of March 1, 2010: Dr. Albertine (1,250), Dr. Allen (1,250), Mr. Leonard (1,250), Mr. McKone (1,250) and all directors and executive officers as a group (5,000). Shares beneficially owned by Mr. McKone include 2,568 shares allocated to his account maintained under our deferred compensation plan for directors, which was discontinued in 2002. Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of a minor child.

(3)

The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94163. Wells Fargo & Company filed on its own behalf and as the parent holding company of Calibre Advisory Services,

Inc.; Evergreen Investment Management Company, LLC; Wachovia Bank, National Association; Well Fargo Advisors, LLC; Wells Fargo Bank, N.A.; and Wells Fargo Delaware Trust Company, N.A. Both Calibre Advisory Services, Inc. and Evergreen Investment Management Company, LLC are registered investment advisors; Wachovia Bank, National Association, Wells Fargo Bank, N.A., and Wells Fargo Delaware Trust Company, N.A. are banks; and Wells Fargo Advisors, LLC is a broker dealer. The information about Wells Fargo & Company is based on an amendment to its Schedule 13G filed with the SEC on February 10, 2010, and is as of January 31, 2010.

(4)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its role as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our shares that are owned by the Dimensional Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 8, 2010, and is as of December 31, 2009.

(5)	The address of Lee Munder Capital Group, LLC, is 200 Clarendon Street, T-28, Boston, Massachusetts 02116. Lee Munder Capital Group is a registered investment advisor. The information about Lee Munder Capital Group, LLC is based on a Schedule 13G filed with the SEC on February 8, 2010, and is as of December 31, 2009.

(6)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. BlackRock, Inc. completed its acquisition of Barclays Global Investors, N.A. and certain of its affiliates (“BGI entities) from Barclays Bank PLC on December 1, 2009, NA, and filed an amendment to the Schedule 13G filings of the BGI entities as a parent holding company or control person. The information about BlackRock, Inc. is based on a Schedule 13G filed with the SEC on January 29, 2010, and is as of December 31, 2009.

(7)	The address of Royce & Associates LLC is 745 Fifth Avenue, New York, New York 10151. Royce & Associates LLC is a registered investment advisor. The information about Royce & Associates LLC is based on a Schedule 13G filed with the SEC on January 25, 2010, and is as of December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and periodic reports of changes in ownership of our securities. Based upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2009 on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract, engage and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the

Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews the company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential. Our compensation committee uses its judgment in making compensation decisions.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Role of Compensation Committee Consultant. Our compensation committee retains a nationally-recognized firm, Towers Watson, as its compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the amount and form of executive compensation and succession planning. The compensation committee generally relies on Towers Watson to provide it with comparison group benchmarking data and information as to market practices and trends, to inform it of evolving and best practices in executive compensation, and to summarize alternative proposals in structuring executive compensation arrangements. Towers Watson meets regularly with the compensation committee and attends executive sessions without management as requested by the compensation committee.

Compensation Peer Group. Towers Watson provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are aligned with competitive market rates, our compensation consultant conducts an annual competitive compensation review. For the review, market data is extracted from (1) published executive compensation surveys from its own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies we survey include paper and forest product companies and certain diversified technology companies principally based in New England with whom we could potentially compete for executive talent. We use substantially the same peer group in our competitive compensation review from year to year, although we make changes in the composition of our peer companies to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) or to add other comparable companies. For our 2009 compensation review, Millenium Pharmaceuticals Inc. was excluded from the peer group companies. In 2009, the following companies comprised our compensation peer group:

AbitibiBowater Inc.

Albany International Corporation

Avid Technology Inc.

Caraustar Industries Inc.

Charles River Laboratories International Inc.

CIRCOR International Inc.

Domtar Inc.

Dover Corporation

International Paper Company

Louisiana-Pacific Corporation

MeadWestvaco Corporation

Neenah Paper Inc.

Packaging Corporation of America

Parametric Technology Corporation

Plum Creek Timber Company Inc.

Potlatch Corporation

Rock-Tenn Company

Smurfit-Stone Container Corporation

Temple-Inland Inc.

Thermo Fisher Scientific Inc.

Varian Semiconductor Equipment Associates Inc.

Watts Water Technologies Inc.

Wausau Paper Corporation

Weyerhaeuser Company

Xerium Technologies Inc.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;

•	equity incentive compensation; and

•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

Our compensation committee believes that the combination of these elements rewards performance, through an assessment of individual performance and company financial measures, aligns the interests of management with our stockholders, and assists in the retention of our executives. The majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles in the marketplace. Base salaries are reviewed and adjusted annually in the compensation committee’s discretion based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. We target our base salaries, on average, at the 50th percentile based on our compensation peer group. Specific executive salaries may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities. In March 2009, our compensation committee froze the base salaries of our named executive officers at 2008 salary levels for the 2009 fiscal year in connection with cost control measures adopted in response to the economic downturn. In March 2010, our compensation committee approved increases in base salaries for the 2010 fiscal year, targeted, on average, at the 50th percentile of our compensation peer group, and made moderate adjustments in base salaries of certain executives to reflect their new or expanded responsibilities, as described under “Succession Planning.”

Cash Incentive Compensation. Cash incentive compensation is paid annually and determined based on the achievement of pre-determined performance measures under our cash incentive plan adopted and approved by our stockholders in 2007. Each year, our compensation committee selects the executives who will receive an incentive opportunity under the plan, determines the performance period applicable to the award and establishes the performance goals applicable to the awards. In March 2009, our compensation committee made awards to the named executive officers and established the 2009 fiscal year as the applicable performance period. For 2009, the corporate financial measures established by our compensation committee related to performance of our continuing operations and were (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) average return on shareholders’ equity. Certain named executive officers were also measured on the performance of the businesses they supervised during 2009. In 2009, the financial measures used for these businesses were based on (i) operating income growth relative to net operating assets and (ii) return on net operating assets. We adjust these measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of operations, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. In addition, our compensation committee annually determines a reference bonus (i.e., target bonus) for each executive based on a competitive range, which reflects the executive’s job responsibilities, length of service and competitive market conditions. Base salary and reference bonus together are meant to approximate a range between the 50th to 75th percentile of competitive compensation for executives with similar responsibilities and experience, based on our survey results.

At the end of the performance period, actual performance is then measured against a linear scale of performance that assigns a bonus factor to a level of actual performance for each measure. These linear scales have been in use by our compensation committee for several years and are not changed year-to-year. The scale used to measure growth in earnings per share is a linear progression measuring growth from zero to a maximum of 30% and yields a bonus factor from zero to a maximum of four. The scale used to measure return on shareholders’ equity has two slopes: a linear progression measuring return on shareholders’ equity from zero to 12%, which yields a bonus factor from zero to 1.75, and a linear progression from 12% to a maximum of 16%, which yields a bonus factor from 1.75 to a maximum of 2. Measurement of our corporate financial performance for 2009 yielded negative earnings per share growth and a bonus factor of zero, and return on shareholders’ equity of 1% and a bonus factor of 0.15. The weighting of the corporate financial measures for 2009 was one-third earnings per share growth and two-thirds return on shareholders’ investment for Mr. Rainville, Mr. O’Brien, Mr. Powell and Mr. Sindoni, and resulted in a weighted bonus factor of 0.10. Mr. Langevin and Mr. Painter were also measured on the performance of the business sectors they supervised, and these performance measures yielded bonus factors of 0.39 and 0.18, respectively. In determining the bonuses of Mr. Langevin and Mr. Painter, business sector performance measures were weighted 50% and corporate financial measures were weighted 50%, and resulted in a weighted bonus factor of 0.247 and 0.127, respectively. In March 2010, our compensation committee determined to pay cash incentives based on applying the weighted objective bonus factors to the reference bonus for each executive, resulting in the non-equity compensation reported in the Summary Compensation Table.

In March 2010, our compensation committee also considered our performance that was not captured by the objective measurements of our financial performance used to determine incentive compensation. In particular, the compensation committee evaluated the managerial actions taken throughout the year in response to the economic downturn, including reductions in expenses and headcount, as well as management of the company’s financial resources that generated record operating cash flows. The compensation committee determined to award a discretionary bonus to each of our executive officers, equal to approximately 19% of his or her individual reference bonus. The compensation committee considered the discretionary amount reasonable and generally comparable (although lesser in amount) to the methodology used prior to 2007 to determine executive compensation. In 2007 and prior years, the compensation committee provided for a discretionary bonus based on individual performance that could account for 20% to 50% of an individual’s bonus potential. In addition, the compensation committee took note of the changes in executive responsibilities implemented in September 2009, with the promotion of Mr. Painter to president and of Mr. Powell to senior vice president, fiberline. In so doing, the compensation committee adjusted Mr. Painter’s discretionary bonus to reflect his oversight responsibilities of the fiberline and fiber-based products businesses for eight months, and adjusted Mr. Powell’s discretionary bonus to assumption of these responsibilities for the remaining four months of the fiscal year.

In March 2010, our compensation committee selected the executives who are eligible to receive incentive opportunities under our cash incentive plan for 2010, including all of the named executive officers, and established the 2010 fiscal year as the applicable performance period. For 2010, the corporate financial measures established by our compensation committee are the same as in prior years and relate to our continuing operations and are (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) average return on shareholders’ equity. All of the executive officers will be measured on the corporate financial measures in 2010.

Equity Incentive Compensation

In March 2009, our compensation committee awarded performance-based restricted stock units (RSUs) to the named executive officers under our 2006 equity incentive plan. Each RSU represents the right to receive one share of our common stock when vested. The RSU awards vest in their entirety on the last day of our 2011 fiscal year provided the executive remains employed with our company. The performance-based element of the RSU award selected by our compensation committee was earnings before interest, taxes, depreciation and amortization (EBITDA) generated from our continuing operations for the 2009 fiscal year, as adjusted to exclude the effects of restructuring costs, non-cash compensation and other non-recurring items. The target EBITDA established by our compensation committee for the performance measurement period was $23.4 million. The number of target RSUs awarded to each executive was determined by estimating the value of the long-term incentive at grant (using an expected value method) which was targeted to the 50th percentile of market compensation for long-term equity incentives for executives in comparable positions based on our survey data, and then adjusted to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. The RSUs provided for an adjustment in the number of shares deliverable of between 0% and 150% of the target RSU award based on actual EBITDA from continuing operations for the performance measurement period, adjusted to exclude the effects of restructuring costs, non-cash compensation and other non-recurring items (Actual EBITDA). If Actual EBITDA was below 50% of the target EBITDA, no shares were earned and the RSU would be forfeited. If Actual EBITDA was between 50% and 115% of the EBITDA target, the number of shares deliverable upon vesting varied between 50% and 150% of the target RSU amount. In March 2010, our compensation committee determined that the Actual EBITDA from continuing operations for the performance measurement period, as adjusted, was $14.1 million and equaled 60.1% of the EBITDA target, resulting in a reduction in the total number of shares deliverable upon vesting of the RSU awards to 60.1% of the target RSU amount in each case, which is reported below in the table “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2009.”

Our compensation committee considers equity-based awards to the named executive officers each year, as part of our compensation program. In February and March 2010, our compensation committee considered whether to award equity-based compensation and the appropriate mix of award vehicles. Our compensation committee determined that a mix of incentive award vehicles with different objectives was more appropriate than reliance upon a single award vehicle, and considered several alternatives. In March 2010, our compensation committee decided to award performance-based RSUs and stock options, with the value to be delivered weighted evenly between the two award vehicles. Our compensation committee believes that the mixed portfolio allows executives to be compensated for short-term performance, with a retention element, as represented by the RSUs, and for long-term appreciation in our stock performance, as represented by stock options. The performance-based RSUs awarded to our named executive officers will vest in three equal annual installments on March 10 of 2011, 2012 and 2013, provided that the executive remains employed with our company and the performance measures applicable to the award are met. Our compensation committee established as the performance period our 2010 fiscal year and a target EBITDA from continuing operations for the performance period, which it considers moderately aggressive and reasonably achievable based on the company’s expectations for the fiscal year. In addition, the compensation committee awarded options to purchase our common stock to our named executive officers, except Mr. Rainville and Mr. Sindoni, at an exercise price of $14.17, the fair market value on the date of grant. These stock options vest in three annual installments on each of the first, second and third anniversaries of the grant date and expire 10 years from the grant date.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer a 401(k) plan to our employees based in the United States, including our named executive officers. The 401(k) plan provides for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, all our named executive officers, except Mr. Powell, are participants in a defined benefit retirement plan, which is described in “Executive Compensation – Pension Benefits in Fiscal 2009.” This plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees.

All our named executive officers are employees-at-will and can retire at any time. Executives who retire early (before the normal retirement age of 65 under our retirement plans) will receive reduced benefits under our defined benefit retirement plan. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers, and we do not have a supplemental executive retirement plan.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Change in Control Agreements. We have change in control arrangements that provide severance benefits to our named executive officers if their employment is terminated under specified circumstances within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

No Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers. In 2009, in conjunction with the adoption and implementation of a senior management succession plan, we entered into Transition Agreements with our then-chief executive officer and chief operating officer, described under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Transition Agreements.”

Succession Planning

During 2009, our compensation committee considered and negotiated the elements of a succession plan for the senior executives of our company. This process culminated in the adoption of a succession plan in August 2009, which provided for the transition of our chief executive officer at the time, Mr. Rainville, to the role of executive chairman at the beginning of fiscal 2010 and his retirement as an employee at the end of fiscal 2010. In addition, our chief operating officer at the time, Mr. Sindoni, relinquished that role in September 2009 in anticipation of his retirement in September 2010. In connection with those planned transitions, the compensation committee negotiated the terms of executive transition agreements with Mr. Rainville and Mr. Sindoni, which are described under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Transition Agreements.”

The compensation committee recommended to our board of directors that Mr. Painter succeed Mr. Rainville as chief executive officer, and provided for a gradual transition to this role. Mr. Painter first assumed the positions of president and chief operating officer in September 2009, and then became president and chief executive officer, and a member of our board of directors, at the beginning of our 2010 fiscal year. Mr. Langevin was promoted to the position of executive vice president and chief operating officer in January 2010, and Mr. Powell assumed Mr. Painter’s responsibilities for the fiberline and fiber-based products businesses in September 2009. Our compensation committee made no adjustments in compensation in 2009 to reflect these promotions. In March 2010, as part of its regular review of compensation, our compensation committee considered and approved adjustments in each executive officer’s cash compensation, consistent with its compensation philosophies. In Mr. Painter’s case, the compensation committee approved an adjustment to his cash compensation (salary and target reference bonus) approximating the 25% percentile of chief executives in our compensation peer group, to reflect his tenure in the position.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and other named executive officers in excess of $1 million per person, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We do not require our named executive officers to hold a minimum number of our shares in the aggregate, as we believe our named executive officers voluntarily increase their direct ownership of our shares generally from year to year through the acquisition of shares in our employee stock purchase plan, through the exercise of stock options and through the vesting of RSUs. The stock ownership of our named executive officers is reported in “Stock Ownership” above.

Risk Assessment of Our Compensation Policies

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. We believe that our policies are applied consistently across our businesses, and that our focus on corporate profitability, as opposed to other measures such as revenue growth, encourages consistent behavior across our organization.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

Francis L. McKone

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), our three other most highly compensated executive officers in fiscal 2009, and one employee who ceased to be an executive officer in September 2009. These executive officers are collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
William A. Rainville	2009	$647,000	$153,900	$203,619	—	$80,500	$178,184	$35,135	$1,298,338
Chairman and Chief	2008	$647,000	—	$511,428	—	$872,100	$150,679	$31,856	$2,213,063
Executive Officer (5)	2007	$610,000	—	$1,819,545	—	$1,525,000	$117,356	$27,995	$4,099,896
Jonathan W. Painter	2009	$240,000	$22,400	$33,118	—	$17,500	$23,630	$29,918	$366,566
President and Chief	2008	$240,000	$41,600	$83,107	—	$83,400	$19,400	$27,153	$494,660
Operating Officer (6)	2007	$233,000	—	$363,909	—	$220,000	$17,981	$24,347	$859,237
Thomas M. O’Brien	2009	$288,000	$33,700	$66,193	—	$17,600	$49,078	$22,808	$477,379
Executive Vice	2008	$288,000	—	$166,214	—	$185,200	$37,159	$22,106	$698,679
President and Chief	2007	$275,000	—	$436,691	—	$340,000	$33,962	$20,462	$1,106,115
Financial Officer
Eric T. Langevin	2009	$225,000	$24,100	$33,118	—	$30,900	$34,850	$29,862	$377,830
Senior Vice	2008	$225,000	—	$83,107	—	$143,100	$31,124	$18,764	$501,095
President (7)	2007	$200,000	—	$363,909	—	$230,000	$23,572	$17,381	$834,862
Jeffrey L. Powell	2009	$225,000	$25,700	$33,118	—	$12,500	—	$29,836	$326,154
Senior Vice President (8)
Edward J. Sindoni	2009	$240,000	$33,700	$66,193	—	$17,600	$83,129	$22,798	$463,420
Former Executive	2008	$288,000	—	$166,214	—	$185,200	$61,601	$22,825	$723,840
Vice President and	2007	$270,000	—	$436,691	—	$340,000	$52,305	$20,650	$1,119,646
Chief Operating Officer (9)

(1)	Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2007, 2008 and 2009. The amounts reported for 2007, 2008 and 2009 in these columns, as well as the total for each fiscal year, have been restated from prior proxy statements to reflect the SEC rules changing disclosure. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award. The grant date fair value of RSU awards granted in 2009 to each named executive officer, assuming that the maximum level of performance had been achieved, would have been as follows: Mr. Rainville, $508,200; Mr. Painter, $82,583; Mr. O’Brien, $165,500; Mr. Langevin, $82,583; Mr. Powell, $82,583; and Mr. Sindoni, $165,165.

(2)	Represents amounts earned for 2007, 2008 and 2009 under our cash incentive plan. Our 2009 cash incentive plan awards are described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under our defined benefit retirement plan, described below under the heading “Pension Benefits in Fiscal 2009.”

(4)	Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our company’s 401(k) savings plans made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In 2009, the employer contributions made under our 401(k) savings plans were $11,025 for each of the named executive officers. In 2009, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and coverage was reduced to 65% of such amount once the employee reached age 65. Mr. Rainville is over age 65.

(5)	Mr. Rainville served as president of our company until September 1, 2009 and as chairman and chief executive officer until January 3, 2010. He became executive chairman of the board of directors effective January 3, 2010.

(6)	Mr. Painter was appointed president and chief operating officer of the company, effective September 1, 2009. Prior to that date, he served as an executive vice president of the company. Effective January 3, 2010, Mr. Painter was appointed president and chief executive officer.

(7)	Mr. Langevin was appointed executive vice president and chief operating officer effective January 3, 2010.

(8)	Mr. Powell was appointed a senior vice president and became an executive officer of the company effective September 1, 2009. He previously served as a vice president, new ventures of the company. His compensation is reported for the entire 2009 fiscal year.

(9)	Mr. Sindoni served as an executive vice president and chief operating officer of the company through August 31, 2009, and became a non-officer employee of the company on September 1, 2009. His compensation is reported for the entire 2009 fiscal year.

Grants of Plan-Based Awards in Fiscal 2009

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2009.

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)	Grant Date Fair Value of Stock Awards (3)
William A. Rainville	3/3/09	$80,500
	3/3/09		24,040	$203,619
Jonathan W. Painter	3/3/09	$17,500
	3/3/09		3,910	$33,118
Thomas M. O’Brien	3/3/09	$17,600
	3/3/09		7,815	$66,193
Eric T. Langevin	3/3/09	$30,900
	3/3/09		3,910	$33,118
Jeffrey L. Powell	3/3/09	$12,500
	3/3/09		3,910	$33,118
Edward J. Sindoni	3/3/09	$17,600
	3/3/09		7,815	$66,193

(1)	Represents the cash amount earned in 2009 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2009 fiscal year as described in “Compensation Discussion and Analysis – Annual Cash Compensation – Cash Incentive Compensation”. In March 2010, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”

(2)	Represents the number of shares subject to a performance-based RSU award under our 2006 equity incentive plan. The RSUs vest on December 31, 2011, the close of our 2011 fiscal year, provided the named executive officer remains employed with our company on that date. The vesting of the RSUs is accelerated upon a change in control of our company. The RSUs were subject to performance goals for the 2009 performance period that our compensation committee determined were met for the 2009 performance period. See “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(3)	Represents the grant date fair value of RSUs awarded to our named executive officers in 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2009. None of our named executive officers held options as of the end of fiscal 2009.

Outstanding Equity Awards at 2009 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
William A. Rainville	—	—	—	44,440	$709,262
Jonathan W. Painter	—	—	—	7,225	$115,311
Thomas M. O’Brien	—	—	—	14,445	$230,542
Eric T. Langevin	—	—	—	7,225	$115,311
Jeffrey L. Powell	—	—	—	7,480	$119,381
Edward J. Sindoni	—	—	—	14,445	$230,542

(1)	Represents the number of our shares underlying RSU awards that vest on January 2, 2011 and December 31, 2011, provided that the named executive officer remains employed with our company on those dates. The vesting of the RSU awards is accelerated upon a change in control of our company.

(2)	Reflects the closing price of our common stock of $15.96 on December 31, 2009, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2009

The following table provides information on the exercises of options and vesting of restricted stock units during fiscal 2009 for each of our named executive officers. No other equity awards vested or were exercised during fiscal 2009.

Option Exercises and Stock Vested in Fiscal 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William A. Rainville	0	—	64,500	$1,029,420
Jonathan W. Painter	0	—	12,900	$205,884
Thomas M. O’Brien	0	—	15,480	$247,061
Eric T. Langevin	0	—	12,900	$205,884
Jeffrey L. Powell	0	—	0	—
Edward J. Sindoni	0	—	15,480	$247,061

(1)	Reflects the closing price of our common stock of $15.96 on December 31, 2009, the last trading day before the close of our fiscal year.

Pension Benefits in Fiscal 2009

The following table provides information on the pension benefits provided to our named executive officers in fiscal 2009. All our named executive officers, except Mr. Powell, are participants in our noncontributory defined benefit retirement plan (formerly named the Kadant Web Systems Inc. Retirement Plan) that covers eligible employees located at our corporate headquarters or at our Kadant Solutions division. At the end of fiscal 2005, this plan was closed to new participants.

Under this plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on up to 1.75% of his average monthly compensation before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Eligible employees who retire early (before the normal retirement age of 65) will receive reduced benefits. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the ten-year period preceding retirement, but the annualized compensation used may not exceed an IRS-prescribed limit for each year applicable to tax-qualified plans, which was $245,000 in 2009. Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits.

No pension benefits were paid to any of our named executive officers in fiscal 2009. We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required under our change in control agreements to recognize additional age and length of service in calculating the pension benefit payable to named executive officers.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2009 for the named executive officers (other than Mr. Powell) using the assumptions described in the footnote.

Pension Benefits in Fiscal 2009

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
William A. Rainville	Kadant Web Systems Inc. Retirement Plan	30.00	$1,462,676
Jonathan W. Painter	Kadant Web Systems Inc. Retirement Plan	9.00	$164,908
Thomas M. O’Brien	Kadant Web Systems Inc. Retirement Plan	18.94	$541,129
Eric T. Langevin	Kadant Web Systems Inc. Retirement Plan	23.08	$294,887
Edward J. Sindoni	Kadant Web Systems Inc. Retirement Plan	22.54	$980,215

(1)	The accumulated benefit is based on service and compensation, as described above, through December 31, 2009, the plan’s year-end. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the 2010 IRS Applicable Mortality Table and Interest Segment Rates of 3.31%, 5.05% and 5.32%.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

Transition Agreements

Our board of directors adopted a senior management succession plan in August 2009, in connection with the planned retirements of our chief executive officer at the time, Mr. Rainville, and our chief operating officer at the time, Mr. Sindoni. As part of the succession plan, we entered into executive transition agreements with Mr. Rainville and Mr. Sindoni, which are described below.

Mr. Rainville’s Transition Agreement. In connection with the succession plan described above, on August 17, 2009, our company and Mr. Rainville entered into an executive transition agreement (the “Rainville Agreement”), which terminates upon Mr. Rainville’s retirement on January 2, 2011 or Mr. Rainville’s earlier resignation, termination, death or disability. Under the Rainville Agreement, Mr. Rainville continued as chief executive officer through the 2009 fiscal year, and on January 3, 2010, assumed part-time responsibilities as our executive chairman. Through January 2, 2010, Mr. Rainville’s annual base salary remained $647,000. After January 3, 2010 through his retirement on January 2, 2011, Mr. Rainville’s annual base salary was reduced to $325,000 to reflect his part-time schedule as executive chairman. Mr. Rainville continues to be eligible to participate in the company’s cash incentive plan based on his current target or reference bonus of $800,000 for the 2009 fiscal year while chief executive officer and based on a target or reference bonus of $400,000 for the 2010 fiscal year while executive chairman. Until his retirement on January 2, 2011 (his retirement date) or the earlier termination of the Rainville Agreement, Mr. Rainville is also eligible to participate in our executive and employee benefit plans and receives the same perquisites that are generally provided to our other executive officers.

Mr. Rainville’s outstanding stock options and restricted stock unit awards will continue to be governed by the applicable plans and agreements. While serving as executive chairman, Mr. Rainville will not be eligible to receive any additional compensation as a result of his service on the Board, nor will the Board be obligated to grant him additional equity awards as a result of his service as executive chairman.

Under the Rainville Agreement, in the absence of a change in control, if Mr. Rainville’s employment is terminated as a result of death or disability, he or his estate will receive his target or reference bonus for the fiscal year in which the death or disability occurred, pro rated for the amount of time elapsed during such fiscal year prior to such death or disability. In addition, in the absence of a change in control, if Mr. Rainville’s employment is terminated by us without cause, he will receive through his retirement date the compensation and benefits that he would have received had he remained an employee through his retirement date, and his outstanding restricted stock unit awards will immediately vest to the extent that they would have vested had he remained an employee through his retirement date.

In the event of both a change in control of our company and the termination of Mr. Rainville’s employment on or before January 2, 2010, in lieu of any termination benefits provided for by the Rainville Agreement, Mr. Rainville would have received the benefits, if any, and be subject to the obligations contained in the Amended and Restated Executive Retention Agreement entered into between us and Mr. Rainville on December 9, 2008 (the “Rainville Retention Agreement”). Mr. Rainville would also have received the benefits, if any, and be subject to the obligations contained in the Rainville Retention Agreement if a definitive agreement with respect to a change in control is entered into on or before January 2, 2010 and both the change in control was consummated and Mr. Rainville’s employment was terminated on or before April 30, 2010. The Rainville Retention Agreement terminated on January 2, 2010 and is no longer in effect.

In the event of a change in control of our company at any time and the termination of Mr. Rainville’s employment on or after January 3, 2010, but prior to his retirement date, we and Mr. Rainville are required to follow certain procedures for termination contained in the Rainville Agreement. If such termination is by us without cause or by Mr. Rainville for good reason, Mr. Rainville will be entitled to receive a lump sum payment equal to the sum of (a) his target or reference bonus for the 2010 fiscal year, pro rated for the amount of time elapsed during such fiscal year prior to his termination, and (b) two times the sum of (i) his highest annual base salary while Executive Chairman and (ii) his target or reference bonus for the 2010 fiscal year. In such instance, Mr. Rainville will also have his benefits continued for two years following his termination, will be deemed fully vested in any retirement plans or programs in which he was a participant and, for purposes of such retirement plans or programs, will be deemed to have his age and years of service with us increased by two years. In addition, upon any change in control on or after January 3, 2010, but prior to his retirement date, any stock options, shares of restricted stock or restricted stock unit awards held by Mr. Rainville will become fully vested. Unlike the Rainville Retention Agreement, the Rainville Agreement does not require gross-up payments for any excise tax imposed on Mr. Rainville if payments under the Rainville Agreement are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

Pursuant to the Rainville Agreement, during the period of his employment and for two years after his retirement or the earlier termination of his employment, Mr. Rainville agrees not to compete with our company, solicit our clients or employees or assist any other party to cause a change in control of our company. He also agrees to maintain the confidentiality of our information during the period of his employment and thereafter.

Mr. Sindoni’s Transition Agreement. In connection with the succession plan described above, on August 17, 2009, our company and Mr. Sindoni entered into an executive transition agreement (the “Sindoni Agreement”), which terminates upon Mr. Sindoni’s retirement on September 1, 2010 (his retirement date) or Mr. Sindoni’s earlier resignation, termination, death or disability. Under the Sindoni Agreement, Mr. Sindoni continued to serve as executive vice president and chief operating officer through August 31, 2009, and his annual base salary remained $288,000 through that date. To reflect his part-time schedule as a non-officer employee, from and after September 1, 2009 through his retirement date, Mr. Sindoni’s annual base salary was reduced to $144,000. Mr. Sindoni continues to be eligible to participate in the company’s cash incentive plan based on his current target or reference bonus of $175,000 for the 2009 fiscal year and based on a target or reference bonus of $60,000 for the 2010 fiscal year (which Mr. Sindoni will be eligible to receive if he remains an employee of the company through his retirement date, regardless of whether he remains an employee through the end of such fiscal year). Until his retirement date or the earlier termination of the Sindoni Agreement, Mr. Sindoni is also eligible to participate in our executive and employee benefit plans and receives the same perquisites that are generally provided to our other executive officers. Mr. Sindoni’s outstanding restricted stock unit awards will continue to be governed by the applicable plans and agreements, provided that if Mr. Sindoni remains an employee of our company through his retirement date, the restricted stock unit award granted to him on March 3, 2008 will vest in full as of his retirement on September 1, 2010.

Under the Sindoni Agreement, in the absence of a change in control, if Mr. Sindoni’s employment is terminated as a result of death or disability, he or his estate will receive his target or reference bonus for the fiscal year in which the death or disability occurred, pro rated for the amount of time elapsed during such fiscal year prior to such death or disability. In addition, in the absence of a change in control, if Mr. Sindoni’s employment is terminated by us without cause, he will receive through his retirement date the compensation and benefits that he would have received had he remained an employee through his planned retirement date, and his outstanding restricted stock unit awards will immediately vest to the extent that they would have vested had he remained an employee through his retirement date.

In the event of both a change in control of our company and the termination of Mr. Sindoni’s employment on or before August 31, 2009, in lieu of any termination benefits provided for by the Sindoni Agreement, Mr. Sindoni would have received the benefits, if any, and be subject to the obligations contained in the Amended and Restated Executive Retention Agreement entered into between us and Mr. Sindoni on December 9, 2008 (the “Sindoni Retention Agreement”). The Sindoni Retention Agreement terminated on August 31, 2009 and is no longer in effect.

In the event of a change in control of our company at any time and the termination of Mr. Sindoni’s employment on or after September 1, 2009, but prior to his retirement date, we and Mr. Sindoni are required to follow certain procedures for termination contained in the Sindoni Agreement. If such termination is by us without cause or by Mr. Sindoni for good reason, Mr. Sindoni will be entitled to receive a lump sum payment equal to the sum of (a) his target or reference bonus for the 2010 fiscal year, pro rated for the amount of time elapsed during such fiscal year prior to his termination, (b) if the change in control occurs on or before January 2, 2010, an amount equal to the sum of (i) the aggregate base salary he would have received during the 2009 fiscal year and (ii) his target or reference bonus for the 2009 fiscal year, and (c) if the change in control occurs on or after January 3, 2010, an amount equal to the sum of (i) his highest annual base salary between January 3, 2010 and the termination of his employment and (ii) his target or reference bonus for the 2010 fiscal year. In such instance, Mr. Sindoni will also have his benefits continued for one year following his termination, will be deemed fully vested in any retirement plans or programs in which he was a participant and, for purposes of such retirement plans or programs, will be deemed to have his age and years of service with us increased by one year. In addition, upon any change in control on or after September 1, 2009, but prior to his retirement date, any stock options, shares of restricted stock or restricted stock unit awards held by Mr. Sindoni will become fully vested. Unlike the Sindoni Retention Agreement, the Sindoni Agreement does not require gross-up payments for any excise tax imposed on Mr. Sindoni if payments under the Sindoni Agreement are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

Pursuant to the Sindoni Agreement, during the period of his employment and for two years after his retirement or the earlier termination of his employment, Mr. Sindoni agrees not to compete with our company, solicit our clients or employees or assist any other party to cause a change in control of our company. He also agrees to maintain the confidentiality of our information during the period of his employment and thereafter.

Executive Retention Agreements

We have no employment agreements or severance agreements with our named executive officers that provide benefits upon termination of employment, other than the executive transition agreements described above for Mr. Rainville and Mr. Sindoni. We have change in control agreements with each of our named executive officers that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a subsequent termination of employment under specified circumstances within 24 months. All of these agreements were in effect during 2009, as described below, except as to Mr. Sindoni for the period beginning September 1, 2009, which is governed by his executive transition agreement described above.

A “change in control” is defined in the change in control agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;

•

the failure of our incumbent directors to constitute a majority of our board of directors, with “incumbent directors” meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The change in control agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control. If the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to:

•	his salary through the date of termination;

•	any cash incentives earned but not yet paid for the most recently completed fiscal year; and

•

a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current reference bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”).

If such event occurred on January 2, 2010, all of our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously paid but deferred bonus. If such event occurred on January 2, 2010, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good reason” or involuntarily “without cause,” during the 24-month period following a change in control, the change in control agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive:

•	his salary through the date of termination;

•	any bonus earned but not yet paid for the most recently completed fiscal year;

•	a pro rata bonus (calculated as above);

•	a lump sum severance payment equal to (two times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination;

•	continuation of health, welfare and other fringe benefits applicable immediately prior to termination for a period of two years;

•	additional age and length of service equal to two years in calculating the pension benefit payable to the named executive officers under our pension plan; and

•	a cash payment to be used toward outplacement services equal to $20,000.

In the case of Mr. Rainville, in the event of a change in control on or prior to January 2, 2010, he would have received the same benefits as described in the preceding paragraph, except that (i) the lump sum severance payment would be three times the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination, (ii) the health, welfare and other fringe benefits would be continued for three years, (iii) an additional three years would have been added to the age and length of service calculations of the pension benefit, and (iv) the outplacement services payment would have been $25,000. After January 3, 2010, the Rainville Retention Agreement is no longer in effect and Mr. Rainville’s payments upon termination or a change in control are governed by his transition agreement, described above.

The timing of payments under the change in control agreements is subject to applicable provisions of Section 409A of the Internal Revenue Code. In addition, the change in control agreements require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of January 2, 2010 and their employment terminated for good reason by the executive or without cause by the company on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of January 2, 2010
Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Present Value of Pension Plan Benefit (2)	Annual Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
William A. Rainville (4)	$6,516,000	$709,262	$2,378,376	$35,135	$25,000	—
Jonathan W. Painter	$930,000	$115,311	$304,267	$29,918	$20,000	—
Thomas M. O’Brien	$1,256,000	$230,542	$863,044	$22,808	$20,000	—
Eric T. Langevin	$910,000	$115,311	$495,902	$20,424	$20,000	—
Jeffrey L. Powell	$700,000	$119,381	—	$29,862	$20,000	—
Edward J. Sindoni (5)	$415,000	$230,542	$1,428,192	$22,798	$20,000	—

(1)	Represents equity incentives in the form of RSUs that vest assuming a change in control event on January 2, 2010, valued using the closing price of our common stock on December 31, 2009, the last trading day of our fiscal year, and do not include awards granted after January 2, 2010.

(2)	Represents the actuarial present value of the named executive officer’s accumulated benefit that he could receive in a lump sum under our defined benefit pension plan, after adjustment for the additional age and length of service provisions in the change in control agreement.

(3)	Represents the aggregate amount of the annual additional compensation reported in the Summary Compensation Table under “All Other Compensation,” which would continue to be provided for the period covered by the change in control agreement. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our company’s 401(k) savings plans made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, the named executive officer would have health and welfare benefits continued for the period covered by the change in control agreement, for which the company paid $10,171 in premiums in 2009 for each named executive officer, except in the case of Mr. Langevin where the amount was $10,305.

(4)	Reflects amounts that would have been payable under the Rainville Retention Agreement, which expired on January 3, 2010 and was replaced by the provisions of the Rainville Agreement. The Rainville Agreement is described above under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Transition Agreements.”

(5)	Reflects amounts that would have been payable under the Sindoni Agreement, which became effective on September 1, 2009, and replaced the Sindoni Retention Agreement. The Sindoni Agreement is described above under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Transition Agreements.”

DIRECTOR COMPENSATION

Our directors who are not employees or members of management are paid the following meeting and retainer fees for serving on our board of directors:

•	An annual retainer of $18,000, payable in monthly installments of $1,500 each.

•

A meeting fee of $1,500 for attending regular meetings of our board of directors in person and $750 for participating in meetings held by telephone in which substantive action is taken or that last more than one hour.

•

A meeting fee of $500 for attending regularly scheduled committee meetings of our board of directors in person and $250 for participating in committee meetings held by telephone in which substantive action is taken or that last more than one hour.

•	An annual retainer for chairmen of the following committees: audit committee—$3,000; compensation committee—$2,000; nominating and corporate governance committee—$1,000.

•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

Each of our non-employee directors receives an annual award of 5,000 RSUs, deliverable in shares of common stock upon vesting. The RSUs vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the fiscal year. In 2009, the non-employee directors also received an award of 10,000 RSUs that vested only if a change of control occurred during the period beginning on the first day of our second fiscal quarter of 2009 and ending on the last day of our first fiscal quarter of 2010. This RSU award has been cancelled. In 2010, each of the non-employee directors received an award of 10,000 RSUs that vests only if a change in control of the company occurs during the period beginning on the first day of the second quarter of 2010 and ending on the last day of the first quarter of 2015. Any awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates for any reason other than a change-in-control. The vesting of all awards accelerates in the event of a change in control of the company. All awards were made under our stockholder-approved equity incentive plans.

Our non-employee directors may also be granted stock options periodically under our stockholder-approved equity incentive plans. The size and the terms of any grant are determined by the compensation committee of our board of directors.

The compensation of our non-employee directors is reviewed by the compensation committee of our board of directors using competitive market data provided by its compensation consultant based on our peer survey groups, described under “Compensation Discussion and Analysis.” The compensation committee periodically recommends changes in director compensation, based on the survey results, to our board of directors for review and approval.

Director Compensation for Fiscal 2009

The following table provides compensation information for our non-employee directors in fiscal 2009. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
John M. Albertine	$38,750	$39,250	$78,000
John K. Allen	$35,500	$39,250	$74,750
Thomas C. Leonard	$39,250	$39,250	$78,500
Francis L. McKone	$36,750	$39,250	$76,000

(1)	The amounts reported in this column are for meeting fees, annual retainers and chairman retainers earned in 2009.

(2)	Represents the aggregate grant date fair value for RSU awards granted to our outside directors in 2009.

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on the company’s web site at www.kadant.com. The committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended January 2, 2010, with management and our independent registered public accounting firm, Ernst & Young LLP. We also discussed with Ernst & Young LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received from Ernst & Young LLP the letter and other written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communication with the audit committee concerning independence, and have discussed with Ernst & Young LLP their independence from the company. We have also considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended January 2, 2010 for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

John K. Allen

Francis L. McKone

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees (including out-of-pocket expenses) billed for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for each of the last two fiscal years. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$1,554,600	$1,798,400
Audit-Related Fees (2)	90,800	82,500
Tax Fees (3)	160,700	603,800
All Other Fees	0	0

Total Fees	$1,806,100	$2,484,700

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with the company’s management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services in 2009 represented fees for services related to an international filing and in 2008 represented fees for services associated with financial due diligence for a potential acquisition.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $45,100 of the total tax fees paid for 2009 and $234,500 of the total tax fees paid for 2008. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, and international tax planning. Tax advice and tax planning services accounted for $115,600 of the total tax fees paid for 2009 and $369,300 of the total tax fees paid for 2008.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit services to be performed are confirmed to be permissible non-audit services and a maximum amount for the services are provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by our independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of the company’s interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2010 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2011 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 13, 2010. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2011 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 24, 2011 and before March 26, 2011. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by the company. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, electronic or facsimile transmission. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 12, 2010

FORM OF PROXY

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 25, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Rainville, Jonathan W. Painter and Thomas M. O’Brien, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Tuesday, May 25, 2010 at 2:30 p.m. at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on March 31, 2010, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 25, 2010

PROXY VOTING INSTRUCTIONS

INTERNET – Access “www.voteproxy.com” and follow the

on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account

Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in	COMPANY NUMBER
the United States or 1-718-921-8500 from foreign countries from any
touch-tone telephone and follow the instructions. Have your proxy	ACCOUNT NUMBER
card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST on the day before the meeting.

MAIL – Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, proxy card and 2009 Annual Report are available at http://www.amstock.com/proxyservices/viewmaterial.asp?CoNumber=11818

Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE

IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of two directors to the class to be elected for a three-year term expiring in 2013.

Nominees:	☐ Jonathan W. Painter ☐ William A. Rainville

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐.

2. Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for 2010.

☐    FOR                                                  ☐    AGAINST                                                 ☐    ABSTAIN

3. In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted “FOR” the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of                                                                                  Signature of

Stockholder__________________________ Date__________ Stockholder__________________________ Date_________

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.